Exhibit 10.4

NOVOCURE LIMITED

THE 2013 SHARE OPTION PLAN

1.	NAME

This Plan, as amended from time to time, shall be known as the NovoCure Limited 2013 Share Option Plan (the “Plan”).

2.	PURPOSE

2.1	The Plan is intended to provide an incentive to retain, in the employ or service or directorship of NovoCure Limited, a company incorporated under the Companies (Jersey) Law, 1991 (including any successors thereto, the “Company”) and its Affiliates, persons of training, experience, and ability, to attract new employees, directors or consultants whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares pursuant to a plan approved by the Board of Directors of the Company (the “Board”).

2.2	It is intended that Options be granted in accordance with applicable law and subject to the terms and conditions set forth in its respective Option Agreement (as defined below) as prescribed by the Committee (as defined below). Without limiting the foregoing:

2.2.1	Options granted hereunder to Optionees subject to United States taxation in respect of Options granted under the Plan may or may not contain such terms that are intended to qualify such options as Incentive Stock Options (“ISOs”) within the meaning of Section 422(b) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Options that are not intended to qualify, or which do not qualify, as ISOs shall be referred to herein as Non-Qualified Stock Options (“NQSOs”). Each Option Agreement shall state whether such Option is intended to qualify as an ISO. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Company may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Company to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

2.3.1	Options granted hereunder to Optionees subject to Israeli taxation in respect of Options granted under the Plan may or may not contain such terms that are intended to qualify such Options for the special tax treatment under Section 102(b) of the Israeli Tax Ordinance (New Version), 5721-1961, as amended (the “Ordinance”), and the Income Tax Rules (Tax Benefits in Share Issuances to Employees) 5763-2003 (the “Rules”) (“102 Options”).

2.4	For the purposes of the Plan, the following terms shall have the following meanings:

“3(i) Option” means an Option granted under the terms of Section 3(i) of the Ordinance to persons which do not qualify as “Employees” under the provisions of Section 102.

“102(b) Option” means an Option intended to qualify, under the provisions of Section 102(b) of the Ordinance (including the Section 102(b) Choice of Track), as either:

(i) “102(b)(2) Option” for the special tax treatments under the “Capital Track” (as set under Section 102(b)(2) of the Ordinance), or

(ii) “102(b)(1) Option” for the special tax treatments under the “Ordinary Income Track” (as set under Section 102(b)(1) of the Ordinance).

“102(b) Track Election” means the right of the Company to prefer either the “Capital Track” (as set under Section 102(b)(2) of the Ordinance), or the “Ordinary Income Track” (as set under Section 102(b)(1) of the Ordinance), but subject to the provisions of Section 102(g) of the Ordinance.

“Affiliate” of any specified Person (including the Company) means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person, and with respect to the Company, shall include any Related Entity.

“Articles” means the Amended and Restated Articles of Association of the Company, as the same may be amended from time to time in accordance with the terms thereof.

“Board” shall have the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” shall have the meaning set forth in Section 3.1.

“Company” shall have the meaning set forth in Section 2.1.

“Controlling Person” shall have the meaning ascribed to such definition under Section 102 to the Ordinance, as may be amended from time to time.

“Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the closing price reported for a Share on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority, or if the Shares shall not have been reported or quoted on such date, on the first day prior thereto on which the Shares were reported or quoted. If the Shares are not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of a Share as determined by the Board or Committee in good faith in whatever manner it considers appropriate taking into account the requirements of Section 422 of the Code or Section 409A of the Code, as applicable.

“ISO” shall have the meaning set forth in Section 2.2.1, and generally refers to any Option under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“NQSO” shall have the meaning set forth in Section 2.2.1, and generally refers to any Option under the Plan that is not an Incentive Stock Option.

“Optionee” means each person granted Options hereunder.

“Options” means any options granted hereunder, whether together or separately.

“Other 102 Option” means an Option granted under the terms of Section 102 of the Ordinance, excluding 102(b) Options.

“Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“Related Entity” means, with respect to the Company, (i) any entity which is a Controlling Person of the Company, or (ii) any entity for which the Company is a Controlling Person, or (iii) any entity that is controlled by the same Controlling Person of the Company and such entity.

“Rights” means rights issued or distributed in respect of Shares issued pursuant to exercise of Options hereunder, including bonus shares but excluding cash dividends.

“Shares” means the ordinary shares, nominal value £ 0.01 per share, of the Company.

3.	ADMINISTRATION

3.1	Subject to the provisions of applicable law (including any applicable regulations or rules of any governmental authority or any established stock exchange) and the Articles, the Board, the Compensation Committee of the Board or such other committee or subcommittee of the Board appointed and maintained by the Board for such purposes (the “Committee”) shall have the power to administer the Plan. Notwithstanding the above, the Board shall automatically have residual authority to exercise the functions of the Committee if no Committee exists that has the authority to administer the Plan. The Board shall also have any and all authority granted to the Committee hereunder to administer the Plan, and if and to the extent the functions of the Committee shall be exercised by the Board, then references herein to the Committee shall be deemed references to the Board.

3.2	The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. Subject to the provisions of the Articles, the Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused. Subject to the provisions of the Articles, the Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3	Subject to applicable laws (including any applicable law and any applicable regulations or rules of any governmental authority or any established stock exchange), any member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein.

3.4

Subject to the provisions of applicable law and the Articles, the Committee shall have full power and authority to (i) designate participants in the Plan; (ii) determine the terms and provisions of any Option Agreements (which need not be identical) including, but not limited to, the exercise price of the Option, the number of Shares to be covered by the Option, provisions concerning the time or times when, and the extent to which, the Options may be exercised and the nature and duration of restrictions as to transferability, vesting or other terms and conditions of the Option; (iii) accelerate the right of an Optionee to exercise, in whole or in part, any previously granted

Option; (iv) determine the Fair Market Value of the Shares pursuant to Section 7.1 below; (v) designate Options as 102(b)(1) Options, as 102(b)(2) Options, as Other 102 Options, as 3(i) Options, as ISOs or as NQSOs; (vi) interpret the provisions and supervise the administration of the Plan; (vii) amend the Plan from time to time in order to qualify for tax benefits applicable under the laws of the U.S., Israel or other applicable jurisdictions; (viii) make a 102(b) Track Election (subject to the limitations set under Section 102(g) to the Ordinance); and (ix) determine any other matter which is necessary or desirable for, or incidental to administration of the Plan. In determining the number of Shares covered by the Options to be granted to each recipient, the Committee may consider, among other things, the nature of services provided by the recipient, the recipient’s salary and/or duration of his service to or employment by the Company and its Affiliates.

3.5	Subject to the provisions of the Articles, all decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members, except that no member of the Committee shall vote on any proposed action of the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by all of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

3.6	The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

3.7	Subject to the provisions of applicable law and the Articles, each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law, and in such amounts and subject to such conditions, as may be decided by the Board. Such indemnification, if applicable, shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Articles, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

4.1	The persons eligible for participation in the Plan as recipients of Options shall include any employees (including officers), directors and consultants of the Company and its Affiliates, and subject to Section 4.3, to prospective employees (including officers), directors and consultants of the Company or any of its Affiliates. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to this Plan or any other option or Share plan of the Company or any of its Affiliates. Notwithstanding any provisions to the contrary herein:

4.1.1	an ISO shall only be granted to an individual otherwise eligible to participate in the Plan who is an employee of the Company, a “parent corporation” of the Company within the meaning of Section 424(e) of the Code or a “subsidiary” of the Company within the meaning of Section 424(f) of the Code, on the date of granting of such ISO;

4.1.2	an Option shall only be granted under this Plan to any individual subject to United States taxation if the Shares issuable upon exercise of such Option constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such individual, unless such Option is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code; and

4.1.3	102 Options shall only be granted to any individual who is an employee of the Company or of a Related Entity of the Company, or who would otherwise qualify as an “employee” under Section 102(a) to the Ordinance.

4.2	To the extent applicable and notwithstanding anything in the Plan to the contrary, all grants of Options to Israeli directors and office holders (“Nosei Misra”—as such term is defined in the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”)) shall be authorized and implemented only in accordance with the provisions of the Israeli Companies Law, as in effect from time to time.

4.3	The grant, vesting and exercise of Options granted to a prospective employee, director or consultant are conditioned upon such person actually becoming an employee, director or consultant. Subject to applicable law, Options may be awarded in consideration for past services actually rendered to the Company for its benefit.

5.	102(B) OPTIONS; TRUSTEE

5.1	102(b) Options which shall be granted under the Plan and/or any Shares issued upon exercise of such 102(b) Options and/or any other Shares received subsequently following any realization of rights resulting from a 102(b) Option or Rights resulting from Shares issued upon exercise of a 102(b) Option, shall be issued to a Trustee nominated by the Committee or the Board and approved in accordance with the provisions of Section 102 of the Ordinance (the “Trustee”). The Committee shall determine and approve the terms of engagement of the Trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all 102(b) Options and Shares held by such Trustee at such time to its successor. The 102(b) Options and/or any Shares issued upon exercise of such 102(b) Options will be held by the Trustee for the benefit of the Optionees for a period of not less than the minimum period permitted by applicable law without disqualifying such 102(b) Options from treatment under Section 102(b) of the Ordinance. The Trustee will hold such 102(b) Options or Shares resulting from the exercise thereof in accordance with the provisions of the Ordinance and the Rules promulgated thereunder, the trust agreement and any other instructions the Committee may issue to him/it from time to time (so long as they do not contradict the Ordinance and the Rules promulgated thereunder). Thereafter, the Trustee will transfer the 102(b) Options or the Shares, as the case may be, to the Optionees upon his/her demand, subject to any deduction or withholding required under the Ordinance, the Rules or any other applicable law.

5.2	Anything to the contrary notwithstanding, the Trustee shall not release any 102(b) Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of such 102(b) Options prior to the full payment of the Optionee’s tax liabilities arising from such 102(b) Options and/or any Shares issued upon exercise of such 102(b) Options.

5.3	Upon receipt of a 102(b) Option, the Optionee will sign an Option Agreement or an applicable option award which shall be deemed as Optionee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any 102(b) Option or Share granted to the Optionee thereunder. The Optionee shall further agree to indemnify the Company and the Trustee (where applicable) and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

5.4	Subject to applicable law, the Committee shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) does not adversely affect any rights of the Optionee under any valid and outstanding 102(b) Option, which are expressly provided for in the respective Option Agreement with such Optionee, or (ii) is necessary or desirable in the light of any change or replacement of Section 102 of the Ordinance.

5.5	Any and all Rights resulting from the 102(b) Options and/or any Shares issued upon exercise of such 102(b) Options and/or any other Shares received subsequently following any realization of rights resulting from a 102(b) Option, shall be issued or distributed, as the case may be, to the Trustee and held thereby. Such Rights will not be sold or transferred until the lapse of the minimum period permitted by applicable law, and such Rights shall be subject to the taxation track which is applicable to such Shares issued pursuant to the exercise of 102(b) Options hereunder. Notwithstanding the aforesaid, Shares issued pursuant to the exercise of 102(b) Options hereunder or Rights resulting from such 102(b) Options may be sold or transferred, and the Trustee may release such Shares issued pursuant to the exercise of 102(b) Options hereunder (or the applicable option award) or Rights from trust, prior to the lapse of the minimum period permitted by applicable law; provided, however, that tax is paid or withheld in accordance with Section 102 of the Ordinance and/or Section 7 of the Rules, and/or any other provision in any other section of the Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, that will be relevant, from time to time.

6.	SHARES RESERVED FOR THE PLAN; RESTRICTIONS

6.1	Subject to adjustments as set forth in Section 8 below, the maximum aggregate number of Shares with respect to which Options may be granted under the Plan (including with respect to ISOs), shall be equal to the sum of:

(i)	881,033 Shares, plus

(ii)	any Shares which, as of the effective date of this Plan, are underlying outstanding options under the Company’s 2003 Share Option Plan (as amended or restated from time to time, the “Prior Plan”) that, on or after the effective date of this Plan, expire, terminate, or are forfeited for any reason without the delivery of Shares to the holder thereof (but excluding any such Shares underlying outstanding options under the Prior Plan that, on or after the Effective Date, are surrendered in payment of the exercise price of an option or withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option granted under the Prior Plan);

provided, however, that the aggregate number of Shares with respect to which Options may be issued under the Plan shall not exceed 2,500,000 Shares.

Notwithstanding the aforesaid, if any Option granted under this Plan expires, terminates or is forfeited for any reason without the delivery of Shares to the holder thereof, the number of Shares underlying such unexercised Option shall again be available for the purpose of granting Options under the Plan; provided, however, that any such Shares underlying outstanding awards under the Plan that are surrendered in payment of the exercise price of an Option or withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an Option granted under the Plan shall not be available for issuance or use under this Plan.

The Shares shall bear such rights and restrictions as set forth under the Articles, as currently in effect and as may from time to time be amended or replaced, without the consent of any Optionee (notwithstanding anything else herein to the contrary).

The Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.2	Each Option shall be evidenced by a written award agreement between the Company and the Optionee (the “Option Agreement”), in such form as the Committee shall from time to time approve. Each Option Agreement shall state, inter alia, the number of Shares to which the Option relates and the type of Option granted thereunder (whether a 102(b)(1) Option, 102(b)(2) Option, Other 102 Option, a 3(i) Option, an ISO or a NQSO), the purchase price per Share and the vesting schedule, if any, pursuant to which such Option shall become exercisable. Notwithstanding any other provision of the Plan, to the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Options designated as ISOs are exercisable for the first time by an eligible employee during any calendar year under the Plan or any other share option plan of the Company, any “subsidiary” of the Company within the meaning of Section 424(f) of the Code, and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code) exceeds $100,000, such Options shall be treated as NQSO. In addition, if an eligible employee does not remain employed by the Company or a “subsidiary” or “parent corporation” of the Company at all times from the time an Option designated as an ISO is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a NQSO. Should any provision of the Plan not be necessary in order for an Option intended to qualify as an ISO to qualify as an ISO, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

6.3	Each Option Agreement evidencing 102(b) Options shall include (i) an approval and acknowledgment by the Optionee of the agreement of the Company with the Trustee (as may be amended from time to time), (ii) a declaration that the Optionee is familiar with the provisions of Section 102 and the “Capital Track” (if applicable) and (iii) an undertaking not to sell or transfer the 102(b) Options and/or the Shares issued pursuant to the exercise of 102(b) Options prior to the lapse of the period in which the Options and/or such Shares are held in trust, unless the Optionee pays all taxes, which may arise in connection with such sale and/or transfer (as provided in Section 5.1 above).

6.4	By executing an Option Agreement, the Optionee approves and acknowledges, and each Option Agreement may include an approval and acknowledgement by an Optionee, that the grant of Options, constitutes inter alia, without derogating from other benefits or remuneration, adequate consideration for ‘service inventions’ (‘hamtzaat sherut’, as such term in defined under Section 132 of the Israeli Patents Law, 5727-1967) for the purposes of Section 134 thereof, to the extent such law applies to such Optionee.

7.	PURCHASE PRICE

7.1	The purchase price of each Share subject to an Option shall be determined by the Board or Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time; provided, however, that, with respect to Shares subject to an Option granted to a person subject to United States taxation, the purchase price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; provided, further, that no ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, any “subsidiary” of the Company within the meaning of Section 424(f) of the Code, or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, unless, at the time such ISO is granted, the exercise price per Share subject to the Option is at least 110% of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

7.2	Unless otherwise specifically set forth under the Option Agreement, the purchase price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, (i) by cash, cheque, or wire transfer; or (ii) on such other terms and conditions as may be acceptable to the Committee and permitted by applicable law (including, without limitation, the relinquishment of Shares underlying Options or by payment in full or in part in the form of Shares owned by the Optionee (for which the Optionee has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Shares on the payment date as determined by the Committee). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

8.	ADJUSTMENTS

8.1	The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure, (ii) any merger or consolidation of the Company or any of its Affiliates, (iii) any issuance of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any of its Affiliates, (v) any sale or other disposition of all or part of the assets or business of the Company or any of its Affiliates, (vi) any Section 8.2 Event or (vii) any other corporate act or proceeding.

8.2

Subject to the provisions of Section 8.4, in the event of any change in the capital structure of the Company by reason of any share split, reverse share split, share dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any consolidation, any spin off, any reorganization or any partial or complete liquidation, any recapitalization, any merger, any Acquisition Event, or other change in capital structure of the Company having an effect similar to any of the foregoing as determined by the Committee in its sole discretion (a “Section 8.2 Event”) then (i) the aggregate number and kind of shares that thereafter may be issued under the Plan, (ii) the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding Option granted under the Plan and (iii) the purchase or exercise price thereof, in each case, shall be appropriately adjusted consistent with such change in such manner as the Committee may determine or the Committee may provide for the payment of cash or other property as the Committee may determine, in each case in its sole and absolute discretion. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Optionees, permitted transferees hereunder and their respective heirs, executors, administrators, successors and assigns. In connection with any

Section 8.2 Event, the Committee may provide for the cancellation of any outstanding Options and payment in cash or other property in exchange therefor. Except as provided in this Section 8.2 or in the applicable Option Agreement, an Optionee shall have no rights by reason of any issuance by the Company of any class of securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any share dividend, any other increase or decrease in the number of shares of any class, any sale or transfer of all or part of the Company’s assets or business or any other change affecting the Company’s capital structure or business. As used herein, an “Acquisition Event” shall mean (i) any merger, consolidation or other transaction or series of related transactions that results in the acquisition of a majority of the Company’s Voting Shares (as defined in the Articles) by a Person or group of Persons acting in concert, or (ii) the direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole. The occurrence of an Acquisition Event shall be determined by the Committee.

8.3	Fractional shares resulting from any adjustment in Option awards pursuant to Section 8.1 or 8.2 shall be eliminated at the time of such adjustment by rounding-down for any fractional shares. Notice of any adjustment shall be given by the Committee to each Optionee whose Option award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

8.4	In the event of an Acquisition Event, the Committee may terminate all outstanding and unexercised Options, effective as of the date of the Acquisition Event, by delivering notice of termination to each holder of Options at least ten days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Optionee shall have the right to exercise all of his or her outstanding and unexercised Options, without regard to any limitations on exercisability otherwise contained in the Option Agreements, but any such exercise shall be contingent upon and subject to the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If the Acquisition Event does take place after giving such notice, any Options not exercised prior to the date of the consummation of such Acquisition Event shall be forfeited simultaneous with the consummation of the Acquisition Event. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may terminate any Options for which the exercise price is equal to or exceeds the Fair Market Value of the Shares subject to such Options on the date of such termination.

8.5	Notwithstanding anything herein to the contrary, (i) any adjustments made pursuant to this Article 8 to Options that are considered “non-qualified deferred compensation” within the meaning of Code Section 409A shall be made in a manner intended to comply with the requirements of Code Section 409A; and (ii) any adjustments made pursuant to this Article 8 to Options that are not considered “non-qualified deferred compensation” subject to Code Section 409A shall be made in a manner intended to ensure that after such adjustment, the Options either (A) continue not to be subject to Code Section 409A or (B) comply with the requirements of Code Section 409A.

9.	TERM AND EXERCISE OF OPTIONS

9.1

Options shall be exercised by an Optionee by delivery of written notice to the Company, in such form and method as may be determined by the Company and the Trustee, where applicable, which exercise shall be effective upon receipt of such notice by the Company at its principal office and the payment of the applicable exercise price of the Options being exercised. The notice shall specify the number of Shares with respect to which the Option is being exercised.

9.2	Each Option shall be exercisable following the applicable vesting dates, subject to the provisions of the Plan, for a number of shares up to the number of Shares as shall be provided in the Option Agreement. Vesting of Options may be time-based or performance-based, or a combination thereof, as determined in the discretion of the Committee. Unless otherwise prescribed by the Committee and specified in the Option Agreement, an Option will become vested and exercisable in four (4) equal installments of twenty-five percent (25%) of the Shares subject thereto, on an annual basis, on each of the first four (4) anniversaries of the date of grant, subject to continued employment or other services to the Company and its Affiliates. The Committee shall have the exclusive authority to accelerate the vesting of an Option in its sole discretion.

9.3	Subject to the provisions of Section 9.7 below, no option shall be exercisable after the expiration of ten (10) years from the “Date of Grant” (i.e., the date on which such Optionee was issued the applicable Option Agreement), or in the case of an ISO held by an Optionee who holds more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of the shares of any “subsidiary” of the Company within the meaning of Section 424(f) of the Code or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, five (5) years from the Date of Grant (the “Expiration Date”); and then such Options, or such unexercised part thereof, as the case may be, shall terminate and all interests and rights of the Optionee thereunder shall automatically and conclusively expire.

9.4	Except as otherwise determined by the Committee or as provided in the applicable Option Agreement and, in the case of ISOs, only to the extent permitted by applicable law, Options granted under the Plan shall not be transferable by Optionees other than by will or laws of descent and distribution and during an Optionee’s lifetime shall be exercisable only by that Optionee.

9.5	Except as otherwise determined by the Committee or as provided in the applicable Option Agreement, an Option may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Option becomes vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 9.7 below and unless the Committee resolves otherwise, the Optionee is an employee of, or is in the service of, the Company or any of its Affiliates or continuing to provide services to such entities, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

9.6	Subject to the provisions of Section 9.7 below and except as otherwise determined by the Committee or as provided in the applicable Option Agreement, in the event of termination of an Optionee’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given by the Optionee to the Company or any of its Affiliates, all Options granted to the Optionee will immediately expire on the date of termination.

9.7

Notwithstanding anything to the contrary in Section 9.6 above and subject to the provisions of Section 9.8 below, and unless otherwise prescribed by the Committee and specified in the Option Agreement, an Option may be exercised after the date of termination of an Optionee’s employment or service with the Company or any Affiliate of the Company only with respect to the number of Options already vested and unexpired at the time of such termination according to the vesting and expiration periods of the Options set forth in this Plan, or under a different period prescribed by the Committee and specified in an Optionee’s Option Agreement; provided, however, that:

9.7.1	such termination is by the Company without Cause (as defined below) or upon the resignation of the Optionee, in which case the Options shall be exercisable within not more than 180 days from the effective date of such termination; or

9.7.2	such termination is the result of death or disability of the Optionee, in which case the Options shall be exercisable within 12 months from the effective date of such termination.

The term “Cause” shall mean, unless otherwise determined by the Committee at grant or otherwise provided in an employment or consulting agreement between the Optionee and the Company or any of its Affiliates in effect on the date of grant: (i) conviction of a crime involving moral turpitude or a felony; (ii) any refusal to carry out a reasonable directive of the Optionee’s supervisor or manager which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company or its Affiliates, including without limitation disclosure of confidential information of the Company or its Affiliates; or (v) any conduct (other than performed in good faith) reasonably determined by the Committee to be materially detrimental to the Company or its Affiliates.

9.8	Notwithstanding anything to the contrary contained herein or in the Articles, and subject to applicable law, if the Optionee’s employment or services is terminated with Cause (as defined in Section 9.7 above), then such Optionee shall be deemed to have irrevocably offered to the other shareholders of the Company entitled to the “right of first refusal” under the Articles the right to purchase all or any portion of the Shares and other securities issued in respect thereof, whether held by such Optionee or by the Trustee for his/her benefit, in consideration for the lesser of (i) the purchase price (determined in accordance with Section 7 of this Plan) paid by such Optionee for such Shares and other securities and (ii) the Fair Market Value of such Shares and other securities, pro rata in accordance with the applicable provisions of the Articles with respect to the “right of first refusal.” Such Shares and other securities shall be sold and transferred as aforesaid within 30 days from the date of such termination of employment or services. If the Optionee fails to transfer his/her Shares and other securities to the shareholders of the Company who accepted the foregoing offer to purchase such Shares and other securities as aforesaid due to the Optionee’s act and/or omission, the Company, at the decision of the Committee, shall be entitled to forfeit his/her Shares and to authorize any person to execute on behalf of the Optionee any instrument or document necessary to effect such transfer and to make the appropriate inscription in the Company’s register of members. Each Optionee, upon executing an Option Agreement, shall be deemed to have authorized the Company and each of its officers and to have granted the Company and each of its officers, inter alia through the Proxy, an irrevocable power of attorney to execute in his/her behalf such instruments and documents. The Company and its shareholders shall each be deemed as a third party beneficiary of this paragraph with rights to enforce same against the Optionee. It is hereby clarified that notwithstanding anything to the contrary specified herein, in the event of the purchase of the Optionee’s securities following the occurrence of the circumstances specified in this Section 9.8, the special tax treatment and incentives pursuant to the Ordinance and the Rules and regulations promulgated thereunder (including the special tax treatment under Section 102(b) of the Ordinance) may not apply.

9.9	(a) The holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option unless and until, following exercise, registration of the Optionee as holder of such Shares in the Company’s register of members, but in case of Options and Shares held by the Trustee, subject always to the provisions of Section 5 of the Plan. For the avoidance of doubt, subject to adjustment under Section 8.2, dividends and/or other distributions shall not be payable in respect of any Shares subject to an Option prior to the exercise thereof.

(b) Notwithstanding the foregoing, until the completion of an initial public offering of the Company’s securities on a national securities exchange or automated quotation system (an “IPO”), no Shares will be issued upon an exercise of any Option unless and until the Optionee shall have executed and delivered a proxy in the form of Exhibit A hereto, or such other form as the Committee may designate from time to time, to a person designated by the Committee, pursuant to which the Optionee shall authorize and empower such person to vote such Shares and exercise or waive any and all rights thereunder, and to authorize a sale or exchange in accordance with the provisions of the Plan, pursuant to the instructions of the Committee (the “Proxy”). Such person shall have no liability to any Optionee, and each Optionee upon acceptance of an Option shall be deemed to have waived any right or claim against such person and release such person from any liability, if any, to such Optionee, for any loss or damage of any kind which may occur to such Optionee as a result of any act or omission of such person in his capacity as proxy, and to the extent that the Optionee may have any such right or claim, he shall look solely for the Company for any remedy that may be available to him by virtue of such right or claim.

(c) Notwithstanding the foregoing no Shares will be issued upon an exercise of any Option unless and until the Optionee shall have executed and delivered to the Company any document or instrument required in accordance with the Articles, any shareholders agreement of the Company or applicable law.

9.10	Any form of Option Agreement authorized pursuant to this Plan may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Optionee, from time to time, cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate purchase price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

10.	PURCHASE FOR INVESTMENT

10.1

Unless otherwise determined by the Committee, after completion of an IPO, the issuance of any Shares pursuant to an Option shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such Shares are so listed, and the right to exercise any Option with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes on or other adverse consequences to the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to Shares or any Options, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful and will not result in the imposition of excise taxes or other adverse consequences to the Company. Upon termination of any period of suspension under this Section 10.1, an Option affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option. An Optionee shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

10.2	As a further condition to the grant of any Option or the issuance of Shares to an Optionee, each Optionee agrees that, if requested by the Company and the underwriter(s) of any public offering of the Company’s shares, an Optionee will not, for a period not to exceed 180 days from the date of such offering, sell or otherwise transfer or dispose of any interest in any Option granted to Optionee pursuant to the Plan, any underlying Shares or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Shares, in each case without the prior written consent of the underwriter(s) or its representative(s). Optionee agrees to sign such documents as may be requested by the Company and such underwriter(s) to effect the foregoing.

11.	DIVIDENDS

11.1	Subject to Section 11.2, with respect to all Shares (in contrast to Options not exercised into Shares) issued upon the exercise of Options purchased by the Optionee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends.

11.2	During the period in which Shares, issued to the Trustee on behalf of an Optionee upon exercise of a 102(b) Option, are held by the Trustee, the cash dividends paid with respect thereto shall be paid to the Optionee through the Trustee, subject to the provisions of applicable law and Section 5.5 above.

12.	ASSIGNABILITY AND SALE OF OPTIONS

12.1	Without limitation of Section 9.4, no Option shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

12.2	As long as Shares are held by the Trustee in favor of an Optionee, then all rights the Optionee possesses over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution, subject to the provisions of applicable law and Section 5.5 above.

13.	TERM OF THE PLAN

The Plan shall become effective on the date that it is adopted by the Board. Subject to Section 14 below the Plan shall terminate at the end of 10 years from such day of adoption; provided, however, that Options theretofore issued under an applicable Option Agreement may extend beyond such date in accordance with their terms. No ISOs will be granted unless the Plan shall have been approved by the shareholders of the Company within 12 months after this Plan is adopted by the Board.

14.	AMENDMENTS OR TERMINATION

14.1	The Board or Committee may, at any time and from time to time, amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which the Committee determines would impair the rights of the holder of any Option granted, if and to the extent such rights are specifically set forth under the applicable Option Agreement, without such Optionee’s consent.

14.2	The following changes to the Plan shall not be made unless subject to the approval of the shareholders of the Company, if such approval is required and necessary to satisfy (i) with regard to ISOs, any requirements under the Code relating to ISOs, or (ii) any applicable law, regulation or rule:

(a)	except as is provided in Section 8, decrease the minimum Option exercise price requirements under the Plan;

(b)	change the class of persons eligible to receive Options under the Plan; or

(c)	extend the duration of the Plan under Section 13 or the period during which ISOs may be exercised under Section 9.

14.3	Although the Company does not guarantee the particular tax treatment of an Option granted under the Plan, Options granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and the Plan and any Option Agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Option granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, it shall be paid in a manner that will comply with or be exempt from Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on an Optionee by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 14.3.

15.	GOVERNMENT REGULATIONS

Subject to Section 17 below, the Plan, the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of Jersey, the State of Israel or of the United States or any other country, state or subdivision thereof having jurisdiction over the Company and the Optionee, including the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	CONTINUANCE OF EMPLOYMENT OR SERVICES

Neither the Plan nor any Option Agreement with an Optionee shall impose any obligation on the Company or its Affiliates, to continue any Optionee in its employ, or the hiring by the Company of the

Optionee’s services and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate of the Company, or restrict the right of the Company or an Affiliate of the Company to terminate such employment or service hiring at any time.

17.	GOVERNING LAW

This Plan shall be governed by and construed and enforced in accordance with the laws of Jersey applicable to contracts made and to be performed therein.

18.	TAX CONSEQUENCES

18.1	To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, the Trustee or the Optionee) hereunder shall be borne solely by the Optionee. The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source.

18.2	To the extent provided by the terms of an Option Agreement or the Committee, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to Committee approval, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval, delivering to the Company Shares that have been owned and unencumbered for at least (six (6) months) or such shorter period as the Committee determines could not reasonably expected to result in adverse accounting consequences.

18.3	The Board, the Committee and/or the Trustee shall not be required to release any Share certificate issued upon exercise of a 102 Option and/or a 3(i) Option to an Optionee until all required payments have been fully made.

19.	SPECIAL PROVISIONS FOR PLAN PARTICIPANTS WHO ARE ISRAELI RESIDENTS

19.1	This Section 19 shall apply only to Optionees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax.

19.2	Notwithstanding anything herein to the contrary, the Plan shall be governed by the provisions of the Ordinance, the rules promulgated thereunder, and any other applicable Israeli laws with respect to service providers or employees (as defined under Section 102(a) of the Ordinance).

19.3	Following the grant of Options under the Plan and in any case in which the Optionee shall stop being considered as an “Israeli Resident”, as defined in the Ordinance, the Company may, if and to the extent the Ordinance and/or the rules promulgated thereunder shall impose such obligation on the Company, withhold all applicable taxes from the Optionee, remit the amount withheld to the appropriate Israeli tax authorities and report to such Optionee the amount so withheld and paid to said tax authorities.

20.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

21.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Optionee during the term of the Plan, in addition to one or more Options previously granted to that Optionee.

22.	RESPONSIBILITY

The directors of the Company have taken all reasonable care to ensure that the facts stated herein are true and accurate in all material steps, and that there are no other facts the omission of which would make misleading any statement contained herein, and the directors accept responsibility accordingly

Exhibit A

IRREVOCABLE PROXY

To,

NovoCure Limited

The undersigned hereby appoints the Chairman of the Board of Directors or his substitute, or any other officer designated for the purpose of this Irrevocable Proxy by the Board of Directors, as proxy of the undersigned, with full power of substitution, to (i) vote all of the shares of NovoCure Limited (the “Company”), which the undersigned may be entitled to vote at any General Meeting or Class Meeting of Shareholders of the Company, granted under the Company’s 2013 Share Option Plan (the “Plan”), and to execute any resolutions or consents in lieu of meetings, to the extent undersigned is entitled to any of the foregoing voting rights, and (ii) to waive or exercise, on the undersigned’s behalf, any and all rights or privileges conferred upon the undersigned by virtue or in respect of any such shares owned beneficially or of record by the undersigned, and (iii) to execute on behalf of the undersigned any documents and instruments related to any sale or exchange of any such shares to the extent such sale or exchange is made in accordance with the provisions of the Plan.

Subject to the approval of the Company’s Board of Directors, this Irrevocable Proxy may be assigned by the original proxy or any of his assignees to any other person(s) approved by the Board of Directors.

This Irrevocable Proxy is granted by the undersigned pursuant to the provisions of the Company’s 2013 Share Plan and is intended to secure the rights and interests of third parties, including the Company and certain of its other shareholders, and accordingly is coupled with interest and irrevocable.

I hereby acknowledge that I have read and understood the provisions of the Plan, including without limitations, the provisions of Section 9.9 of the Plan, and fully agree therewith.

This Irrevocable Proxy will terminate automatically upon completion of the Company’s IPO (as defined in the Plan).

Date:

Very truly yours,

(Optionee)